                                                                  Exhibit (h)(2)

                           TRANSFER AGENCY AGREEMENT
                         (Capital Opportunities Fund)


                                                            ______________, 2000



BISYS Fund Services Ohio, Inc.
3435 Stelzer Road
Columbus, OH 43219

Gentlemen:

          We are writing to request that you render transfer agency and dividend disbursing agency services under the terms of the Transfer Agency Agreement dated as of August 23, 1999 that we have entered into with you, with respect to the Capital Opportunities Fund, an additional portfolio which we are establishing. Your compensation for the services provided under said Agreement for said additional portfolio shall be determined in accordance with Section 2 of said Agreement. Please execute a copy of this letter where indicated to signify your agreement to provide said services.


                                          Sincerely,

                                          M.S.D. & T. FUNDS, INC.


                                          By: ___________________________
                                          Title: President


ACKNOWLEDGED AND AGREED:

BISYS FUND SERVICES OHIO, INC.

By:  _________________________
Title: President